Exhibit 2.1

EXECUTION COPY

REAL ESTATE SECURITIES PURCHASE AGREEMENT

BY AND AMONG

ALLIED CAPITAL CORPORATION

AND

CDP CAPITAL-FINANCING INC.

DATED AS OF APRIL 29, 2005

TABLE OF CONTENTS

[to be inserted]

Exhibits

A            CDO Notes

B            CDO Preferred Shares

C            CMBS

D            FIRPTA Certificate

E            List of Individuals with “Knowledge”

F            REMIC Administrator Assignment and Assumption Agreement

G            Allocation of Purchase Price to Real Estate Securities

H            Loans held by ACGS

i

REAL ESTATE SECURITIES PURCHASE AGREEMENT

     REAL ESTATE SECURITIES PURCHASE AGREEMENT dated as of April 29, 2005 (this “Agreement”), by and among Allied Capital Corporation, a Maryland corporation (“Seller”), and CDP Capital-Financing Inc., a company incorporated under the Quebec Companies Act (“Buyer”). Seller and Buyer are referred to collectively herein as the “Parties.”

     WHEREAS, Seller is, both directly and through certain of its Subsidiaries and Portfolio Companies (each as defined below), engaged in, among other things, the business of (i) investing in Real Estate Securities (as defined below), (ii) acting as servicer, special servicer or disposition consultant and/or performing similar functions in connection with the assets underlying certain of the Real Estate Securities; (iii) originating and acquiring and holding commercial mortgages; and (iv) owning commercial real estate, both through direct investment and as a result of foreclosure on commercial mortgages held by it (collectively, the “Real Estate Assets”);

     WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of the assets and certain specified liabilities relating to the Real Estate Assets;

     WHEREAS, concurrently with the execution of this Agreement, certain Affiliates of Buyer and Seller are entering into the Platform Assets Purchase Agreement, the REO and Loan Purchase Agreement and the Transition Services Agreement (each as defined herein);

     WHEREAS, in order to effect the sale by Seller, and the purchase by Buyer, of the Real Estate Securities, and to set forth the mutual understandings of the Parties regarding the terms and conditions of such transfer, the Parties are hereby entering into this Agreement on the terms, and subject to the conditions, set forth below;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

     1.1 Definitions. The following terms have the respective meanings ascribed thereto below:

     “ACGS Consent” has the meaning set forth in Section 2.6(a).

     “ACGS Corp.” means ACGS 2004 Corporation, a Delaware corporation.

     “ACGS Corp. Equity” means all of the issued and outstanding shares of common stock of ACGS Corp.

     “ACGS Entities” means, collectively, ACGS Corp. and ACGS LLC.

     “ACGS LLC” means ACGS 2004, LLC, a Delaware limited liability company.

     “ACGS LLC Membership Interests” means all of the issued and outstanding membership interests of ACGS LLC.

     “Acquired Assets” means all of Seller’s legal and beneficial right, title and interest in and to all of the following properties, assets, contracts and rights of whatever kind or nature, real or personal, tangible or intangible, wherever located, whether or not reflected on the books and records of Seller (and whether in possession of Seller or any third party): (i) the Real Estate Securities, and (ii) all rights privileges, claims, causes of action, warranties, covenants, representations, indemnities and options relating exclusively to the Real Estate Securities, except such rights, privileges, claims, causes of action, warranties, covenants, representations, indemnities and options that relate solely to Excluded Assets or Excluded Liabilities; provided however, that the term “Acquired Assets” shall not include the Excluded Assets.

     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     “Aggregate Buyer Losses” has the meaning set forth in Section 6.8(a).

     “Aggregate Seller Losses” has the meaning set forth in Section 6.8(b).

     “Agreement” has the meaning set forth in the Preamble to this Agreement.

     “Allocation” has the meaning set forth in Section 2.3.

     “Ancillary Agreements” means (i) for each Real Estate Security in physical form, the assignment agreement for such Real Estate Security and (ii) the transferor certificates and transferee certificates required by the CMBS Documents and CDO Documents for the transfer of the Real Estate Securities.

     “Asserted Liability” has the meaning set forth in Section 6.5.

     “Asset Purchase Agreements” means the Platform Assets Purchase Agreement and the REO and Loan Purchase Agreement.

     “Assumed Liabilities” means, subject to the terms and conditions of this Agreement, any Liability which relates exclusively to the Acquired Assets and arises in connection with circumstances, facts or actions occurring subsequent to the Closing; provided, however, that notwithstanding the foregoing, the Assumed Liabilities shall not include any Excluded Liabilities.

     “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks in New York, New York or Montreal, Quebec are permitted or required to be closed.

     “Buyer” has the meaning set forth in the Preamble to this Agreement.

     “Buyer Indemnified Parties” has the meaning set forth in Section 6.2.

     “Buyer Losses” has the meaning set forth in Section 6.2.

     “Buyer Material Adverse Effect” means any change, event or circumstance that has or is reasonably likely to have a material adverse effect on the assets, liabilities or financial condition of Buyer; provided, however, that for purposes hereof, the term “Buyer Material Adverse Effect” shall not include any change relating to or resulting from changes in general economic conditions or local, regional, national or international industry conditions which do not have a disproportionate impact on Buyer or its operations relative to other companies operating in similar businesses.

     “Buyer Real Estate Securities Disclosure Schedule” has the meaning set forth in the introduction to Article IV.

     “Buyer Required Consents” has the meaning set forth in Section 4.3.

     “Cap Amount” has the meaning set forth in Section 6.8(a).

     “CDO” means a collateralized debt obligation securitization vehicle established for the purpose of issuing notes and preferred equity interests that are secured by investment grade unsecured debt issued by various real estate investment trusts, investment grade and non-investment grade commercial mortgage-backed securities, and other real estate-related collateral.

     “CDO Documents” means, with respect to a given CDO, the following : (i) all agreements and arrangements for the distribution of securities by the CDO; (ii) all custody agreements, indentures, fiscal agency agreements, transfer agent agreements and similar agreements or arrangements (other than agreements, contracts and commitments relating to investments underlying the CDO); and (iii) all investment advisory, management, collateral management, disposition consultant, servicing, administration and similar agreements by which the relevant CDO is bound.

     “CDO Note” means any note or other evidence of indebtedness issued by a CDO that is owned by Seller as of the date hereof and listed on Exhibit A hereto.

     “CDO Preferred Shares” means any preferred equity interests issued by a CDO that are owned by Seller on the date hereof and listed in Exhibit B hereto.

     “Claims Notice” has the meaning set forth in Section 6.5.

     “Closing” has the meaning set forth in Section 2.4.

     “Closing Date” has the meaning set forth in Section 2.4(a).

     “CMBS” means any pass-through certificate issued by a securitization vehicle and representing a beneficial interest in a pool of commercial mortgages that is owned by Seller as of the date hereof (or any note or certificate issued by ACGS 2004, LLC) and listed in Exhibit C hereto.

     “CMBS Documents” means, with respect to a given CMBS, the following: (i) all agreements and arrangements for the distribution of pass-through certificates issued by the CMBS; (ii) all custody agreements, indentures, fiscal agency agreements, transfer agent agreements and similar agreements or arrangements (other than agreements, contracts and commitments relating to investments underlying the CMBS); and (iii) all investment advisory, management, collateral management, disposition consultant, servicing, special servicing, administration and similar agreements by which the relevant CMBS is bound.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Contemplated Transactions” means the sale by Seller, and the acquisition by Buyer, of the Real Estate Securities.

     “Contest Notice” has the meaning set forth in Section 6.6(a).

     “Delayed Transfer Bond” has the meaning set forth in Section 2.6(b).

     “Direct Claim” has the meaning set forth in Section 6.5.

     “Excluded Assets” means Seller’s rights under this Agreement and the Ancillary Agreements.

     “Excluded Liabilities” has the meaning set forth in Section 2.2(b).

     “FIRPTA Certificate” means a certificate substantially in the form of Exhibit D hereto certifying as to Seller’s non-foreign status.

     “Governmental Entity” means any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     “Indemnified Party” has the meaning set forth in Section 6.5.

     “Indemnifying Party” has the meaning set forth in Section 6.5.

     “Knowledge” the actual knowledge of the individuals listed on Exhibit E hereto.

     “Law” has the meaning set forth in Section 3.3.

     “Liability” means any and all obligations, debts, losses, liabilities, claims (including claims as defined in the Bankruptcy Code), damages, dues, penalties, fines, costs, expenses, royalties, amounts paid in settlement, deficiencies or obligations (including those arising out of any action) of any nature, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, absolute, contingent or otherwise and whether due or to become due, and whether or not resulting from third-party claims.

     “Lien” means any lien, charge, community property interest, option, pledge, mortgage, security interest, right of first refusal, claim or interest.

     “Loss” means any actual loss, liability, damage, penalty, fine, obligation, payment, assessment, costs or expenses, including without limitation interest, penalties, fines, and reasonable attorneys’ fees and expenses (including those incurred in connection with the investigation or enforcement of a Party’s right to indemnification hereunder and those incurred in the settlement or compromise of a claim); provided, however, that in no event shall the term “Loss” include punitive, special, indirect, consequential or other damages other than direct damages (except to the extent such damages are imposed on an Indemnified Party by a third party, in which case they shall be considered “Losses”); and provided further, that in no event shall the term “Loss” include any diminution in the value of the Real Estate Securities due to changes in value of the assets comprising the relevant securitization pools.

     “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of a limited liability company; (e) any charter, bylaw, operating agreement or similar document not described in (a) through (d) above adopted or filed in connection with the creation, formation, organization or operation of a Person; and (f) any amendment or contemplated amendment to any of the foregoing.

     “Parties” has the meaning set forth in the Preamble to this Agreement.

     “Permit” means any permit, license, or franchise from a Governmental Entity.

     “Permitted Lien” means any Liens for Taxes not yet due or payable.

     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

     “Platform Assets Purchase Agreement” means the Platform Assets Purchase Agreement, of even date herewith, between Seller and an Affiliate of Buyer.

     “Portfolio Company” means any entity (i) with respect to which Seller owns debt or equity securities or both, and (ii) which is, notwithstanding such ownership by Seller, independently managed without Seller’s involvement in the day-to-day operations.

     “Purchase Price” has the meaning set forth in 2.3.

     “Real Estate Assets” has the meaning set forth in the Recitals to this Agreement.

     “Real Estate Securities” means, collectively, all legal and beneficial right, title, and interest in and to the (i) CMBS, (ii) the CDO Notes, (iii) the CDO Preferred Shares, (iv) the ACGS Corp. Equity, and (v) the ACGS LLC Membership Interests, together with copies of all books, records, data, reports, spreadsheets, databases and similar information, as well as all CDO Documents and CMBS Documents, whether such documents are in hard copy or electronic format, in each case in the possession of Seller and relating to the Real Estate Securities; provided, however, that the Parties acknowledge and agree that the transfer of custody of such information and similar information relating to the Real Estate Assets shall be effected in the manner set forth in the Transition Services Agreement.

     “Real Estate Securities Disclosure Schedule” has the meaning set forth in the introduction to Article III.

     “REMIC Administrator Assignment and Assumption Agreement” means the REMIC Administrator Assignment and Assumption Agreement substantially in the form of Exhibit F hereto pursuant to which Seller shall irrevocably assign to Buyer (or an Affiliate of Buyer) all of its rights, interests, benefits, title, obligations and liabilities as “REMIC Administrator” under the REMIC Agreement.

     ‘REMIC Agreement” means that certain REMIC Declaration and Administration Agreement dated as of November 15, 2004, between Seller and ACGS 2004, LLC, as amended, supplemented or restated from time to time.

     “REO and Loan Purchase Agreement” means the REO and Loan Purchase Agreement to be negotiated by Seller and an Affiliate of Buyer as contemplated by a letter of intent, of even date herewith, between Seller and an Affiliate of Buyer.

     “Required Transfer Documentation” means, collectively, the Ancillary Agreements and any documentation necessary to transfer and assign the Real Estate Securities to Buyer, including without limitation any documentation required under the CDO Documents or CMBS Documents, and other good and sufficient instruments of conveyance and transfer reasonably necessary to vest in the Buyer all the legal and equitable right, title and interest of Seller in and to the Real Estate Securities.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Seller” has the meaning set forth in the Preamble to this Agreement.

     “Seller Indemnified Parties” has the meaning set forth in Section 6.3.

     “Seller Losses” has the meaning set forth in Section 6.3.

     “Seller Material Adverse Effect” means any change, event or circumstance that has or is reasonably likely to have a material adverse effect on the Real Estate Assets; provided, however, that for purposes hereof, “Seller Material Adverse Effect” shall not include any change, event or circumstance relating to or resulting from changes in general economic conditions (including without limitation changes in interest rates) or local, regional, national or international industry conditions which do not have a disproportionate impact on the ownership and operation of the Real Estate Assets relative to the ownership and operation of the assets of other companies operating in similar businesses.

     “Seller Required Consents” has the meaning set forth in Section 3.3.

     “Subsidiary” means, with respect to a specified Person, any other Person the assets, liabilities, income and cash flows of which are included within the specified Person’s consolidated financial statements under generally accepted accounting principles. For the avoidance of doubt, in no event shall the term “Subsidiary” include any Portfolio Company.

     “Survival Period” has the meaning set forth in Section 6.1.

     “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to any Governmental Entity in connection with Taxes.

     “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, withholding, employment, payroll and franchise taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to, or incurred in connection with any tax or any contest or dispute thereof.

     “Third Party Claim” has the meaning set forth in Section 6.5.

     “Transfer Taxes” means all transfer, sales, use, recording, registration and other similar Taxes.

     “Transition Services Agreement” means the Transition Services Agreement, of even date herewith, between Seller and an Affiliate of Buyer.

ARTICLE II
PURCHASE AND SALE

     2.1 Purchase and Sale of Acquired Assets. On and subject to the terms and conditions of this Agreement, the Buyer hereby purchases from Seller, and Seller hereby sells, transfers, conveys, and delivers, to the Buyer, all of Seller’s right, title and interest in and to the Acquired Assets for the consideration specified in Section 2.3, such sale, transfer, conveyance and delivery to be effective as of the Closing Date; provided, however, Buyer shall be entitled to all payments (including, without limitation payments of principal and/or interest) made or distributed to the holders or beneficial owners of the Real Estate Securities after 6:00 p.m. Eastern Time on the date hereof, whether received by or on behalf of Seller or Buyer and whether or not accrued prior to the date hereof and irrespective of whether the record date therefor is prior to the Closing Date. Any such payment received by Seller shall be immediately forwarded by Seller to Buyer. In connection with the foregoing, Seller agrees that it shall, immediately prior to the Closing, cause ACGS LLC to transfer to Buyer certificates representing the Class P and Class IO Regular Interests in accordance with Section 2.5(a)(iv) below.

     2.2 Assumption of Liabilities. (a) On and subject to the conditions of this Agreement, Buyer hereby assumes and becomes responsible for, and Seller hereby transfers, conveys and delivers to the Buyer the Assumed Liabilities, effective as of the Closing Date.

     (b) Notwithstanding anything to the contrary in the foregoing Section 2.2(a), and for the avoidance of doubt, Buyer shall not assume and shall not be responsible or liable for any of the Liabilities of Seller, whether fixed, contingent or unliquidated, absolute or otherwise that are not expressly an Assumed Liability (collectively, the “Excluded Liabilities”), including without limitation (w) repurchase or substitution obligations upon any breach or default pursuant to any CMBS Documents or CDO Documents, (x) any Liabilities relating to the Acquired Assets relating to facts, actions or circumstances arising or occurring at any time prior to or through Closing, (y) any Liabilities arising out of any breach, violation or failure to comply with any obligation, contract or applicable Law, or (z) any Taxes applicable to the Seller, the Acquired Assets or the Contemplated Transactions attributable to Tax periods (or portions thereof) ending on or prior to the Closing Date.

     2.3 Purchase Price. The aggregate consideration payable by the Buyer to the Seller for the Acquired Assets is NINE HUNDRED SEVENTY-FIVE MILLION NINE HUNDRED FIFTY-NINE THOUSAND TWO HUNDRED SIXTY-SEVEN DOLLARS ($975,959,267) (the “Purchase Price”). The specific allocation of the Purchase Price to the Real Estate Securities (the “Allocation”) shall be as set forth in Exhibit G hereto. Buyer and Seller shall file all Tax Returns for which they are responsible consistent with the Allocation and shall take no position before any U.S. federal, state or local taxing authority inconsistent with such Allocation except to the extent required by applicable Law or any “determination” (as defined in section 1313 of the Code) or Form 870-AD (or any successor form).

     2.4 The Closing. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on May 3, 2005, at the offices of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Ave., NW, Washington, DC 20004. For all purposes hereunder (a) the date on which the Closing occurs shall be referred to as the “Closing Date,” and (b) the Closing shall be deemed to have occurred at 11:59 p.m. on the Closing Date.

     2.5 Closing Deliveries. At the Closing, subject to the terms and conditions set forth herein, and simultaneously with the other Parties’ deliveries hereunder:

(a)	Seller shall deliver to Buyer:

(i)	Required Transfer Documentation, executed by Seller;

(ii)	all notices required to be delivered to DTC or any other holder of a global note or entity that maintains the book-entry registration system for the Real Estate Securities, executed by Seller;

(iii)	For each Real Estate Security in physical form, the original certificate or note evidencing such Real Estate Security and/or attached or accompanying transfer powers, executed by Seller;

(iv)	certificates representing the Class P and Class IO Regular Interests of ACGS LLC and/or attached or accompanying transfer powers, executed by ACGS LLC;

(v)	the REMIC Administrator Assignment and Assumption Agreement, executed by Seller;

(vi)	evidence that the Subordinate Participation Agreement dated March 2, 2004, relating to First Union Commercial Mortgage Securities, Inc., Series 2002-C1 has been terminated;

(vii)	written notice to Structured Assets Securities Corporation II pursuant to the CMBS Document required by LB-UBS 2004-C1 and LB-UBS 2005-CI, and written waiver by Lehman Brothers Inc. and UBS Securities LLC of the 10 day notice required under the side letters relating to LB-UBS 2004-C1 and LB-UBS 2005-C1;

(viii)	evidence that the amendment to the REMIC Agreement in the form agreed to by the Buyer and Seller providing for the certification of the Class P and Class IO Regular Interests and the Residual Interest (as such terms are defined in the REMIC Agreement) has been executed and delivered;

(ix)	a legal opinion from counsel to Seller that the certificates representing the Class P and Class IO Regular Interests have been validly issued and are entitled to the benefits of the REMIC Agreement and the ACGS LLC sale and servicing agreement;

(x)	the FIRPTA Certificate, executed by Seller;

(xi)	subject to Section 2.6(a) below with respect to the ACGS Consent, evidence that all other Seller Required Consents have been obtained.

(b)	Buyer shall deliver to Seller:

(i)	the Purchase Price via wire transfer to the account(s) specified by Seller;

(ii)	any Required Transfer Documentation, executed by Buyer; and

(iii)	The REMIC Administrator Assignment and Assumption Agreement, executed by Buyer.

     2.6 Certain Assets Not Assigned. (a) Notwithstanding anything in this Agreement to the contrary, and subject to the last sentence of this Section 2.6(a), the Parties acknowledge that the Seller Required Consent identified on Section 3.3 of the Real Estate Securities Disclosure Schedule relating to the transfer or assignment of the ACGS LLC Membership Interests to Buyer (the “ACGS Consent”) will not be obtained as of the Closing Date; therefore, this Agreement shall not constitute a transfer or assignment of either of the ACGS LLC Membership Interests or the ACGS Corp. Equity, and Seller shall continue to hold and own the ACGS LLC Membership Interests and the ACGS Corp. Equity until the ACGS Consent is obtained and such interests and equity are transferred to Buyer in accordance with this Section 2.6. Promptly following the date hereof, and until the ACGS Consent is obtained and the ACGS LLC Membership Interests and the ACGS Corp. Equity are transferred to Buyer, (i) the Parties shall use their respective commercially reasonable efforts to obtain the ACGS Consent, (ii) Seller shall (A) preserve intact the corporate or limited liability company existence of the ACGS Entities, and (B) cause the ACGS Entities to (1) comply with all applicable Laws, (2) honor all contractual obligations required to be satisfied during such period, and (3) satisfy their respective Liabilities when due, and (iii) Seller shall not: (A) pledge or encumber, sell, lease, license, dispose of or otherwise transfer any of the ACGS LLC Membership Interests or the ACGS Corp. Equity, (B) enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition, involving any of the ACGS Entities (other than as part of the Contemplated Transactions); (C) permit ACGS to sell, transfer or assign the Residual Interest (as defined in the REMIC Agreement) to any third party without Buyer’s consent; or (D) take any other action that would prevent the transfer of the ACGS LLC Membership Interests or the ACGS Corp. Equity to Buyer. Upon the receipt of the ACGS Consent, Seller shall, without the payment of any additional consideration by Buyer, promptly provide to Buyer (x) evidence that the ACGS Consent has been obtained, (y) certificates representing the ACGS Corp. Equity and attached or accompanying transfer powers, executed by Seller, and (z) certificates (if any) representing the ACGS LLC Membership Interests and attached or accompanying transfer powers, executed by Seller (together with an amendment to the related LLC Agreement and such other documentation as may be necessary to reflect Buyer as a member of ACGS LLC). Notwithstanding anything contained in this Section 2.6(a) to the contrary, in no event shall Seller be obligated to transfer, or Buyer be obligated to assume, the ACGS LLC Membership Interests or the ACGS Corp. Equity unless the Parties mutually agree to such transfer and assumption.

     (b) Notwithstanding anything in this Agreement to the contrary, in the event that, as of the Closing Date, Seller or its custodian or agents are unable to deliver the physical certificate relating to any Real Estate Security denoted by an asterisk (*) in Exhibit G hereto, this Agreement shall not constitute a transfer or assignment of the relevant Real Estate Security, and instead the relevant Real Estate Security shall constitute a “Delayed Transfer Bond” for purposes of this Section 2.6(b). With respect to any Delayed Transfer Bond, the amount paid at Closing pursuant to Section 2.3 and Section 2.5(b) above shall be reduced by the amount allocated to such Delayed Transferred Bond in Exhibit G. With respect to any Delayed Transfer Bond, Seller shall continue to hold and own the relevant Delayed Transfer Bond until a validly issued physical certificate has been obtained by Seller and transferred to Buyer in accordance with this Section 2.6(b). Promptly following the date hereof, and until the earlier of (i) the date that is sixty (60) days from the Closing Date, or (ii) the date on which the physical certificate has been obtained, Seller shall use its commercially reasonable efforts to obtain the relevant physical certificate relating to the Delayed Transfer Bond. If the physical certificate relating to the Delayed Transfer Bond has not been obtained on or prior to the date that is sixty (60) days from the Closing Date, Buyer shall have no obligation to purchase the relevant Delayed Transfer Bond. If the physical certificate relating to the Delayed Transfer Bond is obtained on or prior to the date that is sixty (60) days from the Closing Date, (x) Seller shall promptly provide evidence to Buyer that the relevant physical certificate has been obtained and, simultaneously with the transfer of the consideration specified in (y) below, shall promptly transfer and assign to Buyer the relevant Delayed Transfer Bond by delivering to Buyer (A) the relevant documents specified in Section 2.5(a)(iii) above, and (B) a certificate certifying, to the extent relevant, the accuracy of the representations and warranties set forth in Section 3.4 as they relate to the relevant Delayed Transfer Bond, and (y) Buyer shall pay to Seller cash via wire transfer to an account specified by Seller in an amount equal to the amount allocated to such Delayed Transferred Bond in Exhibit G, and such payment shall constitute part of the Purchase

Price under this Agreement; provided, however, Buyer may make such payment net of any distributions received by Seller with respect to the relevant Delayed Transfer Bond between the date specified in Section 2.1 and the time of transfer of the Delayed Transfer Bond hereunder.

     (c) It is the Parties’ intent that Seller transfer to Buyer pursuant to this Agreement all interests in all classes of CMBS owned by Seller in transactions for which other classes are listed in Exhibit C hereto. If either Seller or Buyer determines after the date hereof that Seller owns other classes of CMBS in the transactions listed on Exhibit C, but such classes are not listed on Exhibit C hereto, then such classes shall be deemed to be added to Exhibit C hereto and transferred by Seller to Buyer pursuant to this Agreement, and Seller shall cause such classes to be transferred to Buyer (for no additional consideration) in accordance with the procedures described herein for CMBS, along with any amount distributed on such classes since the time and day described in Section 2.1.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER

     Seller hereby represents and warrants to Buyer that the statements contained in this Article III are correct (i) as of the date of this Agreement, except as to any documents, materials or other matters disclosed on or referred to in Seller’s disclosure schedule expressly referring to this Agreement and separately delivered by Seller to Buyer contemporaneously herewith (the “Real Estate Securities Disclosure Schedule”), and (ii) with respect to the representations and warranties contained in Section 3.2, 3.3, 3.4(a) and 3.7, as of the date hereof and as of Closing.

     3.1 Organization. Seller is a corporation duly formed, validly existing, and in good standing under the laws of the State of Maryland, with full corporate power and authority to own the Acquired Assets and to conduct the operations relating to the Acquired Assets as it is now being conducted. ACGS Corp. is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use or use the properties and other assets that it purports to own or use. ACGS LLC is a limited liability Company duly organized, validly existing, and in good standing under the laws of the state of Delaware, with full limited liability company power and authority to conduct its business as it is now being conducted and to own or use the properties and other assets that it purports to own or use.

     3.2 Authorization; Execution and Delivery; Valid and Binding Agreement. (a) Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the Contemplated Transactions, have been duly and validly authorized by all requisite corporate proceedings on the part of

Seller, and no other corporate proceedings with respect to Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements.

          (b) This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of the Buyer, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity. At Closing, the Ancillary Agreements will be duly executed and delivered by Seller and, assuming that the Ancillary Agreements are the valid and binding agreement of the Buyer, will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

     3.3 Noncontravention. Except as set forth in Section 3.3 of the Real Estate Securities Disclosure Schedule, neither the execution and the delivery of this Agreement by Seller, nor the consummation by Seller of the Contemplated Transactions, will (a) violate (i) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction (each, a “Law”) of any Governmental Entity to which Seller or either ACGS Entity is subject, or (ii) any provision of the Organizational Documents of Seller or either ACGS Entity, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel, or require any notice under any material contract or material Permit relating to the Acquired Assets; or (c) require Seller or any ACGS Entity to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or other third party in order for Seller to consummate the Contemplated Transactions, except, in the case of the foregoing clauses (a)(i), (b) and (c), any such violations, conflicts, breaches, defaults, rights of acceleration, terminations, cancellations, requirements or other actions or notices that are not reasonably likely to result in a Seller Material Adverse Effect. All matters disclosed or required to be disclosed in Section 3.3 of the Real Estate Securities Disclosure Schedule shall be referred to herein as the “Seller Required Consents.” All Seller Required Consents (copies of which have been provided to Buyer) have been obtained and are in full force and effect without modification, or been obtained and will, by their terms, become effective contemporaneously with the Closing.

     3.4 The Real Estate Securities. (a) Except as set forth in Section 3.4(a) of the Real Estate Securities Disclosure Schedule, as of the date of this Agreement, Seller has good and marketable title to the Real Estate Securities, free and clear of any Liens or adverse interests other than Permitted Liens. At Closing Seller will transfer, and Buyer will acquire, good and marketable title to the Real Estate Securities, free and clear of any Liens or adverse interests other than Permitted Liens and any Liens that result from the actions of Buyer following Closing.

          (b) To Seller’s Knowledge, Seller has provided Buyer with copies of, or access to, the most recent reports received by Seller from the relevant trustees or servicers under the CMBS Documents or CDO Documents.

          (c) Neither Seller nor anyone acting on its behalf has acted as an issuer, underwriter or broker in respect of any Real Estate Security for purposes of Section 5 of the Securities Act or any comparable state securities law which would require registration or qualification pursuant thereto.

          (d) To Seller’s Knowledge, each Real Estate Security has at least the rating assigned to such Real Estate Security as described in Exhibit A, B or C, as applicable, and, to Seller’s Knowledge, there exists no actual downgrade, qualification or withdrawal of any such rating and no such rating has been placed on “watch” status.

          (e) Except as set forth in Section 3.4(e) of the Real Estate Securities Disclosure Schedule, since the applicable reporting date of the April trustee report for each Real Estate Security (i) the Seller has not approved any request or recommendation by the applicable servicer or collateral manager of a modification with respect to any mortgage loan backing a Real Estate Security, (ii) to Seller’s Knowledge, no foreclosures have been completed with respect to any mortgage loan remaining in any loan pool backing a Real Estate Security, (iii) to Seller’s Knowledge, there have been no additions to or deletions from the Specially Serviced Loans through April 27, 2005, and (iv) to Seller’s Knowledge, there have been no additions to or deletions from the High-Rated Watchlist Loans from March 1, 2005 to April 27, 2005, and such High-Rated Watchlist has been maintained consistent with Seller’s past practices.

          (f) The CMBS Documents and CDO Documents made available to Buyer set forth all of the provisions with respect to fees and other income owed to any servicer, collateral manager or disposition agent for obligations thereunder.

          (g) Except for the representations and warranties contained in this Section 3.4, neither Seller nor any of its representatives makes any other representation or warranty, express or implied, concerning the Real Estate Securities.

          (h) With respect to each CMBS, there are no side letters or other agreements or arrangements not documented in the related pooling and servicing agreement that restrict or otherwise effect the right of the “controlling class” or other controlling party to appoint a new special servicer.

          (i) None of the CMBS constitutes a “residual interest” in a “real estate mortgage investment conduit” (“REMIC”) as defined in Section 860D of the Code.

     3.5 Brokers’ Fees. Other than Wachovia Capital Markets, LLC (the fees of which will be paid by Seller), no agent, broker, investment banker, financial advisor or other person is or shall be entitled, as a result of any action, agreement or commitment of

Seller to any broker’s, finder’s, or financial advisor’s fee or commission in connection with any of the Contemplated Transactions.

     3.6 ACGS Entities. (a) ACGS LLC is not treated as a corporation or other taxable entity for federal Tax purposes. The offer, issuance, sale and delivery of the applicable CMBS by ACGS LLC was an exempt transaction under the registration provisions of the Securities Act, and neither registration of the applicable CMBS under the Securities Act or the Trust Indenture Act of 1939, as amended, was required at the time of such issuance. ACGS LLC has good and marketable title to the mortgage loans listed on Exhibit H, and the information set forth on Exhibit H is true, correct and accurate. ACGS LLC has no Liability, other than under the Indenture dated as of November 15, 2004 between ACGS LLC, as Issuer, and LaSalle Bank National Association, as Trustee, Paying Agent, Transfer Agent and Note Registrar and other than with respect to the Class P and Class IO Regular Interests and with respect to the Residual Interest (as defined in the REMIC Agreement). Notwithstanding any terms of the Limited Liability Company Agreement of ACGS LLC dated as November 15, 2004 between Seller and ACGS Corp. to the contrary, no consent, approval or ratings confirmation is required from Moody’s Investor Services, Inc. in connection with the sale of the ACGS LLC Membership Interests and the ACGS Corp. Equity to Buyer. There is no action, investigation or proceeding pending or, to Seller’s Knowledge, threatened against either ACGS Entity before any court, administrative agency or tribunal. Seller is the sole economic member of ACGS LLC and the sole owner of the ACGS Corp. Equity. ACGS Corp. has no Liabilities and the sole asset of ACGS Corp. is a non-economic interest in ACGS LLC.

     (b) Each ACGS Entity has on a timely basis filed all Tax Returns that it was required to file on or before the date hereof, giving effect to applicable extensions of the relevant filing dates. All Taxes shown as due on such Tax Returns and other filings have been or will be timely paid. Each such Tax Return and filing is true and correct or will be true and correct when filed. Each ACGS Entity has completely paid on a timely basis (or, with respect to Taxes owing but not yet due, has accrued) all Taxes required to be paid by such ACGS Entity, whether or not shown on any Tax Return, and no such other Taxes or amounts are due or payable. All deficiencies asserted and any assessments made as a result of any examinations of the Tax Returns referred to in the previous sentence by the Internal Revenue Service or the appropriate state, local or foreign taxing authority have been paid in full. Seller has no written notice of any, and to Seller’s Knowledge, there is no, action, claim, deficiency or assessment threatened, pending or proposed with respect to Taxes of either ACGS Entity. Each ACGS Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner or other third party. There are no outstanding written agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed with respect to any of the ACGS Entities, nor is any written request for any such agreement or waiver pending. No amounts are or will be due from any of the ACGS Entities under any Tax-sharing or Tax-allocation agreement. No private letter filings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the ACGS entities. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers contemplated by this Agreement. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the ACGS Entities.

     (c) Assuming that a timely election to be treated as a “real estate mortgage investment conduit,” as defined in section 860D of the Code, is made with respect to the Trust Fund (as defined in the REMIC Agreement) and all proceeds thereof (collectively, the “Pool”) and that the Pool is in compliance with the provisions of the REMIC Agreement and the related sale and servicing agreement to which ACGS LLC is a party, (i) the Pool will be a “real estate mortgage investment conduit” as defined in section 860D of the Code, (ii) the Class A Notes, the Class B Notes, the Class C Notes, the Class P Regular Interests and the Class IO Regular Interests (each as defined in the REMIC Agreement) will constitute “regular interests” (as defined in Section 860G of the Code) in the Pool, and (iii) the Residual Interest (as defined in the REMIC Agreement) will be considered to evidence the sole “residual interest” (as defined in Section 860G of the Code) in the Pool.

     3.7 Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending, or, to the Knowledge of Seller, threatened against Seller before any Governmental Entity specifically relating to the ownership of the Acquired Assets. There is in effect no temporary restraining order, injunction or similar equitable relief applicable to Seller prohibiting or seeking to prohibit consummation of the Contemplated Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

     The Buyer represents and warrants to Seller that the statements contained in this Article IV are correct (i) as of the date of this Agreement, except as to any documents, materials or other matters disclosed on or referred to in the Buyer’s disclosure schedule separately provided to Seller contemporaneously herewith (the “Buyer Real Estate Securities Disclosure Schedule”), and (ii) with respect to the representations and warranties contained in Section 4.2, 4.3, and 4.6(b), as of the date hereof and as of the Closing.

          4.1 Organization of Buyer. Buyer is a company duly incorporated under the Quebec Companies Act, validly existing, and in good standing under the laws of the Province of Quebec.

          4.2 Authorization; Execution and Delivery; Valid and Binding Agreement. (a) Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the Contemplated Transactions, have been duly and validly authorized by all requisite corporate proceedings on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements.

          (b) This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement is the valid and binding agreement of Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity. At Closing, the Ancillary Agreements will be duly executed and delivered by Buyer and, assuming that the Ancillary Agreements are the valid and binding agreement of Seller, will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

          4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will (a) violate (i) any Law to which Buyer is subject or (ii) any provision of Buyer’s Organizational Documents, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel, or require any notice under any material contract or material Permit to which Buyer is a party or by which it is bound, or (c) require Buyer to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or other third party in order for Buyer to consummate the Contemplated Transactions, except, in the case of the foregoing clauses (a)(i), (b) and (c), for any such violations, conflicts, breaches, defaults, rights of acceleration, terminations, cancellations, requirements or other actions or notices that are not reasonably likely to result in a Buyer Material Adverse Effect. All matters disclosed or required to be disclosed in Section 4.3 of the Buyer Real Estate Securities Disclosure Schedule shall be referred to herein as the “Buyer Required Consents.” All Buyer Required Consents (copies of which have been provided to Seller) have been obtained and are in full force and effect without modification.

          4.4 Brokers’ Fees. Except for Beekman Advisors, LLC (the fees of which shall be paid by Buyer), no agent, broker, investment banker, financial advisor or other person is or shall be entitled, as a result of any action, agreement or commitment of the Buyer or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Contemplated Transactions.

          4.5 Financial Ability. Buyer has the financial ability to consummate the Contemplated Transactions. The Buyer reasonably believes that, immediately after the Closing and after giving effect to the Contemplated Transactions, including payment of the Purchase Price and incurring any debt in connection with the Contemplated Transactions, the Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature and its identified contingent liabilities), (b) have insufficient capital with which to engage in its business, or (c) have incurred debts beyond its ability to satisfy them as they mature.

          4.6 No Impairment or Delay. (a) Buyer is not subject to any condition or event that would reasonably be expected to (i) impair in any material respect the ability of the Buyer to perform its obligations under this Agreement, (ii) prevent or materially delay the consummation of any of the Contemplated Transactions, or (iii) impair Buyer’s ability to own the Real Estate Securities after Closing.

          (b) Without limiting the foregoing Section 4.6(a), there is in effect no temporary restraining order, injunction or similar equitable relief applicable to Buyer prohibiting or seeking to prohibit consummation of the Contemplated Transactions.

          4.7 Certain Securities Law Matters. (a) Buyer is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. Buyer is acquiring the Real Estate Securities for its own account for investment and with no present intention of distributing or reselling such securities or any part thereof in any transaction which would constitute a “distribution” within the meaning set forth in the Securities Act or in any other disposition thereof in violation of the Securities Act. Buyer understands that the Real Estate Securities have not been registered under the Securities Act or any state securities laws and are being transferred to Buyer in part, in reliance on the foregoing representation. Buyer understands that the Real Estate Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such Act and such laws. Each of Buyer and any account for which it is acting is able to bear the economic risk of investing in the Real Estate Securities and holding the Real Estate Securities for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Real Estate Securities. Buyer has had the opportunity to perform such due diligence regarding the Real Estate Securities as deemed by it to be reasonably necessary and appropriate in the circumstances, and except for the specific representations and warranties set forth herein, is relying solely upon its own due diligence and analysis of the economic, legal and Tax aspects of owning the Real Estate Securities and consummating the Contemplated Transactions.

     (b) Buyer is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act and a Qualified Purchaser as defined in Section 2(a)(51) of the Investment Company Act. With respect to each Real Estate Security, Buyer (or the Affiliate of Buyer to whom such Real Estate Security is transferred pursuant to Section 7.4 hereof) satisfies all requirements set forth in the appropriate CMBS Document or CDO Documents for a transferee of such Real Estate Security.

ARTICLE V
COVENANTS OF THE PARTIES

     5.1 Confidentiality. From and after the Closing Date, each Party will maintain in confidence, and will cause its respective directors, officers, employees, agents, and advisors of to maintain in confidence, and not use to the detriment of the other Party, any written, oral, or other information obtained in confidence from the other Party in connection with this Agreement or the Contemplated Transactions; provided, however, that the foregoing shall not apply to the extent that (a) such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or deemed reasonably advisable in connection with any Parties’ written or oral public disclosure and/or the making of any filing with a Governmental Entity, (c) the furnishing or use of such information is required by applicable Law or in connection with legal or regulatory proceedings; and provided further, that Buyer shall not be precluded from disclosing information following the Closing Date that relates solely to the Real Estate Securities, or (d) the furnishing of such information to Buyer’s shareholders, the respective boards of directors of Buyer’s shareholders, any rating agencies and lenders or other financing sources of Buyer, and any risk committee or investment committee of any of the foregoing.

     5.2 Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions; provided, however, that neither Party shall be required to make any material change to its business, expend any material funds or incur any other burden in order to comply with this Section 5.2. Without in any way limiting the foregoing, Buyer and Seller shall execute any and all certificates, purchaser letters, or other documentation and instruments, and shall make all required representations and warranties, in each case as may be required under the CDO Documents and the CMBS Documents in order to validly transfer the relevant Real Estate Securities to Buyer (or its relevant Affiliate).

     5.3 Access to Books and Records. (a) From and after the Closing Date, Buyer shall make available to Seller (and shall provide Seller with copies of) all books, records and other information in its possession relating to the ownership of the Real Estate Securities prior to Closing reasonably requested by Seller in connection with (i) third-party litigation, claims, proceedings, investigations, preparation of Tax Returns, financial reporting and other bona fide business purposes, and (ii) any dispute arising under or in connection with this Agreement or the Contemplated Transactions. Buyer shall cause such information to be preserved after the Closing Date for a period of at least six (6) years following the Closing Date.

     (b) From and after the Closing Date, Seller shall make available to Buyer (and shall provide Buyer with copies of) all books, records and other information in its possession relating to the ownership of the Real Estate Securities prior to Closing reasonably requested by Buyer in connection with (i) third-party litigation, claims, proceedings, investigations, preparation of Tax Returns, financial reporting and other bona fide business purposes, and (ii) any dispute arising under or in connection with this Agreement or the Contemplated Transactions. Seller shall cause such information to be preserved after the Closing Date for a period of at least six (6) years following the Closing Date.

     5.4 Pre-Closing Operations. Except for any matter specifically contemplated by this Agreement, between the date of this Agreement and the Closing Date, Seller will own, operate and administer the Acquired Assets only in the ordinary course of business pursuant to past practices and, without the written consent of Buyer, will not take any material action in connection therewith.

     5.5 Transfer Taxes. Seller shall pay on a timely basis any Transfer Taxes arising out of the sale of the Acquired Assets to Buyer, but the liability therefore shall be split evenly between the Parties, with each Party being responsible for 50% of such Taxes. Each Party accordingly shall promptly reimburse the other Party for 50% of any such Transfer Taxes paid by such other Party within 10 days following notice from such other Party of the amount of Transfer Taxes paid by such other Party (which notice shall be accompanied by a copy of any applicable Tax Return). Buyer and Seller shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement and in the defense and settlement of any audit of, dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to, the liability for such Transfer Taxes.

ARTICLE VI
SURVIVAL; INDEMNIFICATION

     6.1 Survival of Representations and Warranties and Covenants. All of the representations and warranties of Seller contained in Article III above (excluding the representations and warranties contained in Section 3.6(b) and Section 3.6(c), which shall survive 90 days after the expiration of the applicable statute of limitations, and the representations and warranties contained in Sections 3.2(a) and 3.4(a), which shall survive the Closing indefinitely), and all of the representations and warranties of the Buyer contained in Article IV above (excluding the representations and warranties contained in Section 4.2(a), which shall survive the Closing indefinitely), shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter (the “Survival Period”) and no Person may seek indemnification under this Article VI with respect to a breach of a representation or warranty after the expiration of the Survival Period. The Parties’ respective covenants and agreements to be performed at or after the Closing Date contained in this Agreement shall survive indefinitely unless otherwise set forth herein; provided, however, that any such survival shall not be deemed, directly or indirectly, to affect the Survival Period applicable to the representations and warranties.

     6.2 Indemnification by Seller. Subject to the limitations of Section 6.1 above, and Sections 6.8 and 6.9 below, Seller agrees to indemnify the Buyer and its Affiliates and their officers, directors, managers, members, employees and stockholders (collectively, the “Buyer Indemnified Parties”) from, and hold them harmless against any Losses, which any of the Buyer Indemnified Parties sustain that are caused by, arise out of or are a result of any of the following (collectively, the “Buyer Losses”): (a) any breach of any of the representations and warranties of Seller contained in this Agreement or any Ancillary Agreement; (b) any breach of, or failure to perform, any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement; (c) any Excluded Liabilities relating specifically to the Acquired Assets or Contemplated Transactions, or (d) any failure by Seller to comply with applicable “bulk sale” Laws.

     6.3 Indemnification by the Buyer. Subject to the limitations of Section 6.1 above, and Sections 6.8 and 6.9 below, the Buyer agrees to indemnify Seller, and its Affiliates, officers, directors, managers, members, employees and stockholders (collectively, the “Seller Indemnified Parties”) from, and hold them harmless against, any Losses which any of the Seller Indemnified Parties suffer, sustain or become subject to that are caused by or are a result of any of the following (collectively, “Seller Losses”): (a) any breach of any of the representations and warranties of the Buyer contained in this Agreement or in any Ancillary Agreement, (b) any breach of, or failure to perform, any covenant or agreement of the Buyer contained in this Agreement or any Ancillary Agreement, or (c) any Assumed Liabilities.

     6.4 Time Limitations. Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty unless on or prior to the expiration of the Survival Period a Buyer Indemnified Party provides Seller with a Claim

Notice (as defined below) specifying the factual basis of that claim in reasonable detail to the extent then known. Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty unless on or prior to the expiration of the Survival Period the Seller Indemnified Parties provide a Claims Notice (as defined below) specifying the factual basis of that claim in reasonable detail to the extent then known.

     6.5 Notice of Loss or Asserted Liability. Promptly after (a) becoming aware of circumstances that have resulted in a Loss for which any person entitled to indemnification pursuant to Section 6.2 or 6.3 (the “Indemnified Party”) intends to seek indemnification under such Section (a “Direct Claim”), or (b) receipt by the Indemnified Party of written or oral notice from a third party of any demand, claim or circumstances which, with or without the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any litigation or other proceeding that may result in a Loss for which an Indemnified Party intends to seek indemnification under Section 6.2 or 6.3 (a “Third Party Claim” and, together with a Direct Claim, an “Asserted Liability”), the Indemnified Party shall give written notice thereof (the “Claims Notice”) to any other party or parties obligated to provide indemnification pursuant to Section 6.2 or 6.3 (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate (x) whether the Asserted Liability is a Direct Claim or a Third Party Claim, and (y) the amount (estimated, if necessary) of the Loss that has been or which may be suffered by the Indemnified Party. If a Claims Notice is not provided promptly as required by this Section 6.5, the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party to the extent that the Indemnifying Party has not been prejudiced by such late receipt of the Claims Notice, provided that the relevant survival period has not expired.

     6.6 Opportunity to Contest; Cooperation. (a) The Indemnifying Party may elect to compromise or contest, at its own expense and with counsel of its choice reasonably acceptable to the Indemnified Party, any Third Party Claim. If the Indemnifying Party elects to compromise or contest such Third Party Claim, it shall, within 30 days (or sooner, if the nature of the Third Party Claim so requires), notify the Indemnified Party of its intent to do so by sending a written notice to the Indemnified Party (the “Contest Notice”), and the Indemnified Party shall cooperate in the compromise or contest of such Third Party Claim. If the Indemnifying Party elects not to compromise or contest the Third Party Claim, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnified Party (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, in no event shall such action preclude the Indemnifying Party from disputing its obligation to indemnify the Indemnified Party hereunder. Anything in this Section 6.6 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Third Party Claim or consent to entry of any judgment which settlement, compromise or judgment does not include an unconditional term releasing the Indemnified Party from all liability in respect of such Third Party Claim. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of such Third Party Claim.

          (b) The Parties shall cooperate fully with each other as to all Asserted Liabilities, shall make available to each other as reasonably requested all information, records, and documents relating to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability. The Parties also shall each make available to each other, as reasonably requested, its personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability.

     6.7 Sole Remedy. The foregoing indemnification provisions shall be the sole and exclusive remedies of each Party and their respective Affiliates and their respective officers, directors, members, managers, employees, stockholders, agents and representatives for any breach of any representation, warranty or agreement by the other Party contained in this Agreement. Closing of the Contemplated Transactions shall not constitute a waiver of any Party’s rights and remedies, including with regard to indemnification hereunder.

     6.8 Limitations on Amount. Notwithstanding anything to the contrary in this Article VI:

          (a) in no event shall Seller have any liability (for indemnification or otherwise) with respect to the matters described in Section 6.2(a) (excluding breaches of Section 3.2(a), Section 3.4(a), or Section 3.6, to which the limitations set forth in this Section 6.8(a) shall not apply): (i) unless and until the total of all Buyer Losses with respect to such matters, when aggregated with all “Buyer Losses” under Section 7.2(a) of the Platform Assets Purchase Agreement and all “Buyer Losses” under the comparable provision of the REO and Loan Purchase Agreement (collectively, the “Aggregate Buyer Losses”), exceeds $500,000, and then only for the amount by which the Buyer Losses under this Agreement exceed the amount thereof included in the first $500,000 of Aggregate Buyer Losses (provided, however, that this clause (i) shall not apply to any Buyer Losses arising from a breach of the representations and warranties contained in Section 3.6(c)); and (ii) in an aggregate amount (excluding the first $10,000,000 of amounts paid as indemnification under Section 6.2 for breaches of the representation and warranty contained in Section 3.4(e)), when combined with all amounts paid as indemnification under Section 7.2(a) of the Platform Assets Purchase Agreement and the comparable provision of the REO and Loan Purchase Agreement, in excess of $20,000,000 (the “Cap Amount”); and

          (b) in no event shall Buyer have any liability (for indemnification or otherwise) with respect to the matters described in Section 6.3(a) (excluding breaches of Section 4.2(a), to which the limitations set forth in this Section 6.8(b) shall not apply): (i) unless and until the total of all Seller Losses with respect to such matters, when aggregated with all “Seller Losses” under Section 7.3(a) of the Platform Assets Purchase

Agreement and all “Seller Losses” under the comparable provision of the REO and Loan Purchase Agreement (collectively, the “Aggregate Seller Losses”), exceeds $500,000, and then only for the amount by which the Seller Losses under this Agreement exceed the amount thereof included in the first $500,000 of Aggregate Seller Losses; and (ii) in an aggregate amount, when combined with all amounts paid as indemnification under Section 7.3(a) of the Platform Assets Purchase Agreement and the comparable provision of the REO and Loan Purchase Agreement, in excess of the Cap Amount.

     6.9 Additional Limitations. In addition to, and not in limitation of any other provision herein, each Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement. Prior to making any claim for indemnification hereunder, each Party hereto shall use its commercially reasonable efforts to recover all Losses that may be recoverable under insurance policies prior to making a claim for indemnification under this Article VI, all claims for Losses under this Article VI shall be net of any amount recovered under such insurance, and if there is a subsequent insurance recovery by an Indemnified Party in respect of an indemnified matter after an Indemnifying Party has made payment of any kind on such matter, such Indemnified Party shall promptly pay over the amount of such insurance recovery; provided, however, in no event shall such Indemnified Party be required to maintain any specific insurance policy.

     6.10 Subrogation. After any indemnification payment is made to any Indemnified Party pursuant to this Section, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

     6.11 Cooperation. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller, the Acquired Assets or any of its shareholders.

ARTICLE VII
MISCELLANEOUS

          7.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior knowledge of the other Party; provided, however, that any Party may make any public disclosure if permitted under Section 5.1.

          7.2 No Third-Party Beneficiaries. Except as set forth in Article VI with respect to Seller Indemnified Parties and Buyer Indemnified Parties, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          7.3 Entire Agreement. This Agreement, the Transition Services Agreement, the Ancillary Agreements, the Asset Purchase Agreements and the agreements to be entered into in connection herewith and therewith constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof and thereof.

          7.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that Buyer may without the further consent of Seller assign to one or more of Buyer’s Affiliates the rights of Buyer hereunder with respect hereto; provided that no such assignment shall relieve Buyer of any liability hereunder (including any liability under Article VI) or affect any limitations on Seller’s liability under Article VI; provided further that, notwithstanding any such assignment (i) any claims by Buyer or its Affiliates for, or relating to, any indemnity under this Agreement shall by brought by Buyer, and not its Affiliates, and Seller shall only be obligated to deal with Buyer in connection with any such claims; and (ii) Seller may seek any indemnity it may be entitled to under this Agreement solely from Buyer and without having first to seek indemnity from such Affiliates of Buyer. If such assignment is made to more than one Affiliate of Buyer, such Affiliates shall be deemed a single entity for purposes of calculating the limitations on liability of Seller under Article VI. Notwithstanding the foregoing, the Parties acknowledge that, in connection with this Agreement, separate Affiliates of Buyer are entering into the Platform Assets Purchase Agreement, the REO and Loan Purchase Agreement and the Transition Services Agreement, and that Buyer is not assigning any rights therein to those separate Affiliates pursuant to this Agreement.

          7.5 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties on different counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          7.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          7.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

Allied Capital Corporation
1919 Pennsylvania Avenue, NW
Washington, DC 20006
Attention: Joan M. Sweeney
Telecopy: 202-659-2053

Copy to:

Sutherland, Asbill & Brennan LLP
1275 Pennsylvania Avenue, NW
Washington, DC 20036-1221
Telephone: (202) 383-0100
Fax: (202) 637-3593
Attention: Cynthia M. Krus, Esq.

If to the Buyer:

CDP Capital – Financing Inc.
1000 Jean-Paul Riopelle
Suite A-300
Montreal (Quebec)
H2Z 2B6
Fax: 514-875-3327
Ph: 514-875-3360
Attn: Corporate Secretary

Copy to:

CW Capital Investments LLC
One Charles River Place
63 Kendrick Street
Needham, MA 02494
Ph: 781-707-9312
Fax: 781-707-9397
Attn: Jill R. Hyde, Senior Vice President/General Counsel

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          7.8 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the Parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

          7.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (C) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

          7.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          7.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          7.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” All dollar amounts referred to in this Agreement shall mean U.S. dollars.

[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ALLIED CAPITAL CORPORATION

By: /s/ Joan M. Sweeney

Name:
Title:

CDP CAPITAL-FINANCING INC.

By: /s/ Line Lefevbre

Name:
Title:

By: /s/ Marisa Giannetti

Name:
Title: